Exhibit 99.1

One World Holdings, Inc.

Announces 1-for-750 Reverse Split of Common Shares

Houston, Texas, December 19, 2013 – One World Holdings, Inc. (OTCQB: OWOO) today announced that a 1-for-750 reverse stock split of its common shares has been approved by the Company’s Board of Directors and by written consent of stockholders holding a majority of the Company’s outstanding shares of stock, effective upon the commencement of trading on December 30, 2013, subject to the approval by the Financial Industry Regulatory Authority (“FINRA”).

The reverse split will consolidate every 750 common shares into one common share, par value of $0.0025 per share. As a result of the reverse stock split, the number of shares of common stock outstanding will be reduced from approximately 804,248,645 to approximately 1,072,331 shares, subject to rounding up of all fractional shares to the nearest whole share. With respect to the underlying shares of common stock associated with any derivative securities, such as warrants, options and convertible notes, the conversion and exercise prices and number of common shares issuable generally will be adjusted in accordance to the 1:750 ratio. The number of authorized shares of common stock will be reduced from 1,500,000,000 to 50,000,000.

It is anticipated that the reverse stock split will establish a higher market price for the Company’s common shares and reduce per share transaction fees, as well as certain administrative costs.

The Company’s transfer agent, Colonial Stock Transfer (“Colonial”), will also act as exchange agent for the reverse stock split. After the reverse split takes effect, upon inquiry, shareholders will receive information from Colonial regarding the process for exchanging their common shares.

Subject to FINRA approval, the Company’s shares of common stock will begin trading on a split-adjusted basis when the market opens on December 31, 2013.

About The One World Doll Project

Established in 2010 by Trent T. Daniel and Stacey McBride-Irby, The One World Doll Project endeavors to make significant positive cultural impact through the doll category. Its beautiful dolls are unique works of art, created for a growing market yearning for something unique to experience – a doll that both embraces contemporary girls of color and symbolizes the women they can become. The One World Doll Project has created The Prettie Girls!™ dolls, an exciting line of multi-cultural fashion dolls, years in development, recently launched in the marketplace.  The Prettie Girls! are unique in their look, their backgrounds and their stories, capturing the essence of values and positive attributes that every little girl can embrace. Styled for play, yet filled with soul, The

Prettie Girls! set new, higher, values-based standards for “pretty”- positive goals that reach across the globe and up for the stars!

For young girls, The One World Doll Project creates a doll that is a friend, a partner in play, and a glimpse of their biggest, brightest dreams. For young women, it is a symbol of who they are, how much they have achieved, and a keepsake of the best times of their lives. For connoisseurs, The One World Doll Project promises stylish works of art that will become a vital part of a valuable growing collectors’ market.  In addition to the Prettie Girls! play line, the Company has just premiered the Cynthia Bailey Prettie Girls Collector Doll™ depicting the businesswoman, model and reality star, featured on Bravo Network’s Real Housewives of Atlanta.™

About Stacey McBride-Irby

In her 15 years at Mattel®, Stacey designed for the Disney Princess® Collection and created countless fashions for the iconic Barbie® line. Most notably, Stacey created an entire new line for the company, the So In Style® dolls, the first African-American dolls by Mattel that more closely represented contemporary girls and young women in this diverse, dynamic community. While at Mattel, Stacey was tapped to design the Sorority Barbie®, celebrating the Centennial Year of Alpha Kappa Alpha, the first African-American Greek Sorority.  She also designed some of the 2010 Barbie Career dolls, including Pet Vet Barbie® Rock Star Barbie® and Bride Barbie®

Now Stacey has taken her dedication to doll making, her inspiration in fashion design and her commitment to creating positive role models to become a Founder of The One World Doll Project.

About Angelic Dreamz

Angelic Dreamz, “A Collectors’ Paradise,” is celebrating its 20th anniversary as a premier retailer featuring dozens of categories of dolls, gifts and accessories curated to meet the demands of the growing collectors’ market.  In addition to a dramatic retail store, Angelic Dreamz maintains a robust web presence serving customers around the globe.

About The Pattycake Doll Company

The Pattycake Doll Company was created with a singular, unique vision to create a trusted retail environment, specifically for parents to provide their children with a comprehensive selection of dolls that “look like ME!” For two decades, Pattycake has served the needs of families seeking a wide range of age appropriate ethnic, specialty and multi-cultural dolls. The Pattycake family deeply believes in its mission to include all children in play activities that respect their heritage and foster their dreams.

More information about One World Holdings, Inc., Stacey McBride-Irby, Trent T. Daniel and The One World Doll Project can be found at www.oneworlddolls.com.

Mattel®, Barbie®, So in Style® and the Mattel, Barbie and So In Style logos are trademarks of Mattel Inc., registered in the U.S. and other countries. All other trademarks are the property of their respective owners.
_____________

Notice Regarding Forward-Looking Statements
This release contains certain forward-looking statements relating to the business of One World Holdings, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. One World Holdings, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
.